UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 2, 2019

COWEN INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

599 Lexington Avenue
New York, NY 10022
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 845-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
      Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Class A Common Stock, par value $0.01 per share	COWN	The Nasdaq Global Market
7.35% Senior Notes due 2027	COWNZ	The Nasdaq Global Market
7.75% Senior Notes due 2033	COWNL	The Nasdaq Global Market

Item 1.01 Entry into a Material Definitive Agreement
On December 2, 2019, Cowen Inc., as the borrower (the “Borrower”), and certain of its subsidiaries entered into a secured revolving credit facility (the “Credit Agreement”) with BMO Harris Bank N.A., as administrative agent (in such capacity, the “Administrative Agent”), sole lead arranger, sole book runner and lender. The obligations of the Borrower under the Credit Agreement are guaranteed on a joint and several basis by certain direct and indirect subsidiaries of the Borrower and are secured by a pledge of the equity interests of certain direct and indirect subsidiaries of the Borrower.
The Credit Agreement provides for up to $25.0 million of revolving credit loans and contains customary conditions precedent to each borrowing, including absence of defaults, no material adverse change and accuracy of representations and warranties.
There are no scheduled amortization payments under the Credit Agreement. Borrowings under the Credit Agreement will mature on December 2, 2021.
Under the Credit Agreement, borrowings bear interest, at the Borrower’s option, at either a base rate or an adjusted LIBOR rate, plus an applicable margin. The base rate is defined as the greatest of (a) the Administrative Agent’s prime rate, (b) the Federal funds effective rate plus 0.50% per annum and (c) the adjusted LIBOR rate for a one-month interest period plus 1.00% per annum. The applicable margin is 2.25% per annum for borrowings at the base rate and 3.25% per annum for borrowings at the adjusted LIBOR rate. The Borrower under the Credit Agreement must pay a commitment fee on the daily unused amount of the commitments of 0.50% per annum, depending on usage of the total revolving credit commitments. The Borrower must also pay customary agency fees and certain other customary fees, costs and expenses of the Administrative Agent and the lenders.
The Credit Agreement contains various negative covenants that, subject to agreed upon exceptions, limit the ability of the Borrower and certain of its subsidiaries to take certain actions, including among others incurring debt, granting liens, making investments, acquisitions, loans or advances, paying dividends and making similar distributions and other restricted payments, entering into transactions with affiliates and selling assets under certain circumstances.  The Credit Agreement also contains financial covenants relating to a funded debt to tangible net worth ratio, minimum excess net capital, a fixed charge coverage ratio and minimum liquidity, that must be met as set forth in the Credit Agreement.
The Credit Agreement also contains customary representations and warranties, affirmative covenants and events of default. If an event of default occurs under the Credit Agreement, then the lenders may (a) terminate their commitments under the Credit Agreement, (b) declare any outstanding loans under the Credit Agreement to be immediately due and payable, (c) foreclose upon the equity interests granted as collateral and/or (d) take certain other actions generally available to a creditor.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

 Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

Exhibit 10.1	Credit Agreement dated December 2, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN INC.

Dated: December 4, 2019        By: _/s/ Owen S. Littman__
Name:    Owen S. Littman
Title:     General Counsel

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